As filed with the Securities and Exchange Commission on February 6, 2006

                                                      Registration No. 333-_____
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              WINTHROP REALTY TRUST
             (Exact name of registrant as specified in its charters)

               Ohio                                         34-6513659
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                     Identification Number)

                          7 Bulfinch Place - Suite 500
                           Boston, Massachusetts 02114
                                 (617) 570-4600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 With copies to:

           Carolyn Tiffany                               Mark I. Fisher, Esq.
Chief Operating Officer and Secretary                     Elliot Press, Esq.
        Winthrop Realty Trust                         Katten Muchin Rosenman LLP
     7 Bulfinch Place - Suite 500                         575 Madison Avenue
     Boston, Massachusetts 02114                       New York, New York 10022
            (617) 570-4614                                  (212) 940-8800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

      Approximate date of commencement of sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum
   Title of Each Class of                          Aggregate Offering      Proposed Maximum
 Securities to be Registered     Amount to be      Price Per Security     Aggregate Offering          Amount of
             (1)                  Registered              (2)                  Price (2)          Registration Fee
------------------------------------------------------------------------------------------------------------------
Non-transferable Common        5,220,038 rights          $0 (3)                 $0 (3)                 $0 (3)
Share Subscription Rights
------------------------------------------------------------------------------------------------------------------
Common shares of beneficial    5,220,038 Shares         $5.68(2)          29,649,815 (4) (5)       $ 3,173(4) (5)
interest, par value $1 per
share
------------------------------------------------------------------------------------------------------------------
Total                                                                                                  $3,173
==================================================================================================================

(1) This registration statement relates to (a) non-transferable subscription rights to purchase common shares of beneficial interest of Winthrop Realty Trust, or the company, which subscription rights will be issued to holders of common shares and holders of Series B-1 Preferred Shares of the company and (b) the common shares deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering. This registration statement also covers any additional number of common shares of Winthrop Realty Trust as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2) Estimated pursuant to Rule 457(c), solely for purposes of calculating the registration fee, based on 100% of the average of the high and low prices for the Registrant's common shares as quoted on the New York Stock Exchange on February 2, 2006.

(3) The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4) This amount is based upon the maximum number of shares of common stock of the company issuable pursuant to the non-transferable subscription rights at the Proposed Maximum Aggregate Offering Price Per Security.

(5) Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights issued.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commissions effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED ____________ ___, 2006

                             PRELIMINARY PROSPECTUS

                                5,220,038 Shares

                              Winthrop Realty Trust
                      Common Shares of Beneficial Interest

                Rights to Purchase up to 5,220,038 Common Shares
                   of Beneficial Interest at $    per share

      We are distributing at no charge to holders of our common shares of beneficial interest and to holders of our Series B-1 Cumulative Convertible Redeemable Preferred Shares, non-transferable subscription rights to purchase our common shares of beneficial interest. You will receive one subscription right for every 12 common shares owned, or in the case of the Series B-1 Preferred Shares, one subscription right for every 12 common shares issuable
upon conversion, at the close of business on         , 2006. We are distributing
subscription rights exercisable for up to 5,220,038 of our common shares.

      Each subscription right will entitle you to purchase one common share at a
subscription price of $        per share. The subscription rights will expire if
they are not exercised by 5:00 p.m., New York City time, on              , 2006,
unless we extend this offering period. You may revoke your subscription exercise at any time until the offering period has expired. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Our board of trustees is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred except under the very limited circumstances described in this prospectus.

      If you exercise all of the rights distributed to you, you will also be entitled to purchase additional shares not purchased by other shareholders pursuant to the over-subscription rights described in this prospectus. We will not issue fractional rights and will round all of the subscription rights down to the nearest whole number.

      If any common shares offered in this rights offering remain unsubscribed after the rights offering, we anticipate that certain entities, whom we refer to collectively as the standby purchasers, will, subject to certain conditions, agree to purchase up to ________ unsubscribed common shares at a price per share equal to the rights offering subscription price.

      We may cancel or terminate the rights offering at any time prior to the expiration of the rights offering. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

      Our common shares are traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol "FUR". The shares are being offered directly by us without the services of an underwriter or selling agent. The common shares issued in the rights offering will also be listed on the NYSE under the "FUR" symbol.

      The exercise of your subscription rights for common shares involves risks. You should carefully consider the risk factors described beginning on page 11 of this prospectus before exercising your subscription rights.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is        , 2006.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING...................................................................1
SUMMARY...........................................................................................................6
    Our Company...................................................................................................6
    The Rights Offering...........................................................................................6
RISK FACTORS.....................................................................................................11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................19
USE OF PROCEEDS..................................................................................................19
CAPITALIZATION...................................................................................................21
THE RIGHTS OFFERING..............................................................................................21
    Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription..............................21
    Basic Subscription Rights....................................................................................21
    Over-Subscription Rights.....................................................................................22
    Limitation on Subscription...................................................................................22
    Commitments of Officers and Directors........................................................................20
    Standby Commitments..........................................................................................23
    Subscription Price...........................................................................................23
    Determination of Subscription Price..........................................................................23
    Expiration Date, Extensions and Termination..................................................................24
    Reasons for the Rights Offering..............................................................................24
    Non-transferability of the Subscription Rights...............................................................24
    Withdrawal and Amendment.....................................................................................25
    Certificates for Common Shares...............................................................................25
    How to Exercise Your Rights..................................................................................25
    Acceptance of Subscriptions..................................................................................26
    Revocation...................................................................................................27
    Incomplete Forms; Insufficient Payment.......................................................................27
    Notice to Beneficial Holders.................................................................................27
    Beneficial Owners............................................................................................27
    Instructions for Completing your Rights Certificate(s).......................................................27
    Regulatory Limitation........................................................................................28
    Procedures for DTC Participants..............................................................................28
    Foreign or Other Stockholders Located Outside the United States..............................................28
    No Board Recommendation......................................................................................28
    Common Shares Outstanding after the Rights Offering..........................................................28
    Other Matters................................................................................................28
    Fees and Expenses............................................................................................29
    Issuance of Share Certificates...............................................................................29
    Information Agent............................................................................................29
    Subscription Agent...........................................................................................29
    If You Have Questions........................................................................................30
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...........................................................31
    Holders of Common Shares.....................................................................................31
    Holders of Series B-1 Preferred Shares.......................................................................32
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..................................................................32
    Price Range of Common Stock..................................................................................32
    Dividends....................................................................................................33
DESCRIPTION OF CAPITAL STOCK.....................................................................................33
    Common Shares................................................................................................33
    General......................................................................................................33
    Shareholder Liability........................................................................................33
    Voting Rights................................................................................................34
    Transfer Agent and Registrar.................................................................................34
    Restriction on Size of Holdings..............................................................................34
    Trustee Liability............................................................................................35
    Description of our Preferred Shares..........................................................................35
    General......................................................................................................35
    Terms of Our Series B-1 Preferred Shares.....................................................................35

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
PLAN OF DISTRIBUTION.............................................................................................40
EXPERTS..........................................................................................................40
LEGAL MATTERS....................................................................................................40
WHERE YOU CAN FIND MORE INFORMATION..............................................................................40
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................41

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

      This section highlights information contained elsewhere or incorporated by reference in this prospectus. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common shares. You should read this entire prospectus carefully.

Q: What is the rights offering?

A: We are distributing, at no charge, non-transferable subscription rights to purchase our common shares to holders of our common shares of beneficial interest and Series B-1 Cumulative Redeemable Preferred Shares. We refer to these shares as our common shares and Series B-1 Preferred Shares, respectively. You will receive one subscription right for every 12 common shares you owned (or in the case of Series B-1 Preferred Shares, one subscription right for every 12 common shares issuable upon conversion) at the close of business on , 2006, the record date. The subscription rights will be evidenced by rights certificates.

Q: What is a subscription right?

A: Each subscription right is a right to purchase one of our common shares. When you "exercise" a subscription right, you choose to purchase one common share that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional rights, but will round down the aggregate number of rights you are issued to the nearest whole number.

Q: What is the subscription price?

A: The subscription price for a subscription right is $          per share. Our
board of trustees set all of the terms and conditions of the rights offering, including the subscription price. The basis for determining the subscription price was based upon consideration of the factors more fully described in "THE RIGHTS OFFERING -- Determination of Subscription Price."

Q: Where will the common shares issued in the rights offering be listed?

A: Our common shares are traded on the New York Stock Exchange under the symbol "FUR." The common shares issued in the rights offering will also be listed on the NYSE under the same symbol. On February 6, 2006, the last trading day prior to the initial filing of the registration statement relating to the rights offering of which this prospectus forms a part, the closing price of our common
shares on the NYSE was $5.69 per share. On           , 2006, the day prior to
the date of this Prospectus, the closing price of our common shares on the NYSE was $_______ per share. See "PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY."

Q: How long will the rights offering last?

A: You will be able to exercise your subscription rights only during a limited period that will last 20 business days. If you do not exercise your subscription
rights at or before 5:00 p.m., New York City time, on       , 2006, your
subscription rights will expire. We may, in our sole discretion, decide to extend the rights offering from time to time, with such extension not to exceed 30 business days. See "THE RIGHTS OFFERING -- Expiration Date, Extensions and Termination."

Q: Why are we engaging in a rights offering?

A: We are making this rights offering in order to raise new capital that we intend to use for general corporate purposes, which may include the acquisition of additional investments and/or the repayment of outstanding indebtedness. See "USE OF PROCEEDS," "CAPITALIZATION," and "THE RIGHTS OFFERING -- Reasons for the Rights Offering."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q: How much money will we receive from the rights offering?

A: If the rights offering is fully subscribed, we will receive proceeds of
approximately [$   ] million, less expenses. While we are offering shares in the rights offering with no minimum purchase requirement, we anticipate that standby purchasers will agree, subject to certain conditions, to purchase up to ______ unsubscribed common shares at a price per share equal to the rights offering subscription price. In addition, all of our officers and trustees have agreed to fully exercise the 1,094,164 basic subscription rights beneficially owned by them. Accordingly, we will receive net proceeds of at least $____less expenses, from the sale of shares in this offering.

Q: Am I required to subscribe in the rights offering?

A: No.

Q: Can I subscribe for any number of shares less than all of my subscription rights?

A: Yes. You can subscribe for any whole number of shares by exercising less than all of your subscription rights.

Q: What are the over-subscription rights?

A: If you fully exercise your basic subscription rights the over-subscription rights entitle you to subscribe to additional common shares at the same subscription price of $____ per share that applies to your basic subscription rights.

Q: What are the limitations on the over-subscription rights?

A: We will be able to satisfy your exercise of the over-subscription rights only if other shareholders do not elect to purchase all of the shares offered under their basic subscription rights. We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription rights. If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription rights. See "THE RIGHTS OFFERING - Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription - Over-Subscription Rights."

Q: What effect will our 9.8% ownership limitation have on a holder's ability to exercise a subscription right?

A. To help maintain our status as a real estate investment trust (REIT), our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares. See "THE RIGHTS OFFERING -- Basic Subscription Rights; Limitations on Subscription" and "DESCRIPTION OF CAPITAL STOCK -- Common Shares -- Restriction on Size of Holdings".

If the offering is fully subscribed and you only exercise your basic subscription rights, your percentage ownership interest in us will neither increase nor decrease. However, if you exercise, your over-subscription rights or if you only exercise your basic subscription rights and the offering is not fully subscribed, your ownership interest in us will increase. If you fail to exercise all or a portion of your subscription rights and the offering is fully subscribed, your ownership percentage in us will decrease. We intend to grant waivers from our 9.8% limitation to any holder that exceeds the limit as a result of its exercise of over-subscription rights and requests a waiver by checking the "9.8% Waiver Request" box on the rights certificate, provided we can do so without jeopardizing our REIT status and such holder enters into an ownership limitation waiver agreement in a form that is reasonably satisfactory to us. Ownership waiver agreements are designed to ensure that we preserve our status as a REIT. The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares. For purposes of determining whether you will need to request a waiver from us, you should assume that this offering will be fully subscribed and that that there will therefore be 45,638,280 common shares outstanding following completion of this offering, plus common shares issuable upon conversion of any Series B-1 Preferred Shares that you may own. If after applying this calculation you determine that you do not need to request a waiver from us but ultimately require a waiver because not all shares offered hereby are purchased, we will still grant you a waiver even though you did not originally request one provided we can do so without jeopardizing our REIT status and you enter into an ownership waiver agreement in a form reasonably satisfactory to us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

If an ownership waiver cannot be granted, any rights exercised by a holder and any common shares subscribed for by that holder through the exercise of its basic or over-subscription privilege that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering.

If a holder that is not granted a waiver subscribes for and, inadvertently or otherwise, is issued a number of common shares that causes that holder to go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit will be "Excess Securities" under our by-laws and therefore will not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes. See "DESCRIPTION OF CAPITAL STOCK -- Common Shares -- Restriction on Size of Holdings".

We have granted exemptions to our ownership limitation to certain purchasers of our Series B-1 Preferred Shares. Those exemptions allow these holders of Series B-1 Preferred Shares to fully subscribe for their basic subscription rights. We intend to grant further waivers to these holders upon execution of satisfactory ownership waiver agreements, to the extent such holders exercise their over-subscription rights, provided that doing so does not jeopardize our REIT status.

Q: What is the role of standby purchasers in this offering?

A: If any common shares offered in the rights offering remain unsubscribed under the basic and over-subscription rights, we anticipate that standby purchasers will, subject to certain conditions, agree to purchase up to ______ unsubscribed common shares at a price per share equal to the rights offering subscription price pursuant to a standby purchase agreement. We refer to the commitment of standby purchasers to purchase common shares as the standby commitments. For a more complete description of the role of standby purchasers in the rights offering, see "THE RIGHTS OFFERING -- Standby Commitments" and "Plan of Distribution."

We will agree to waive our 9.8% ownership limitation, to the extent necessary, to enable standby purchasers to satisfy their standby commitments, provided that doing so does not jeopardize our REIT status and such purchasers execute a satisfactory ownership waiver agreement.

Q: Are there any conditions to the standby commitments?

A: Yes. The obligation of the standby purchasers to exercise the standby commitments will be subject to a number of conditions. Even if we terminate the standby purchase agreement, we intend to still consummate the rights offering. For a more detailed description of the conditions to the standby purchasers' standby commitments, see "THE RIGHTS OFFERING -- Standby Commitments."

Q: What happens if I choose not to exercise my subscription rights?

A: If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our common shares (or in the case of the Series B-1 Preferred Shares, your percentage ownership of our common shares on an as-converted basis) will decline following the rights offering.

Q: How do I exercise my subscription rights?

A: You must properly complete the attached rights certificate and deliver it, along with the subscription price for the shares you are subscribing for under the basic subscription privilege, to National City Bank, the Subscription Agent,
at or before 5:00 p.m., New York City time, on       , 2006, unless the offering
period is extended. The address for the Subscription Agent is on page 26. For your convenience, we have enclosed a self-addressed envelope. Alternatively, a holder may use the guaranteed delivery procedures described below. See "THE RIGHTS OFFERING - How to Exercise Your Rights ."

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

A: If you hold shares through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: Will I be charged a sales commission or a fee by Winthrop Realty Trust if I exercise my subscription rights?

A: No. We will not charge you a brokerage commission or a fee for exercising your subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q: Are there risks in exercising my subscription rights?

A: Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional common shares and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 11.

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable by operation of law (for example, upon death of the recipient).

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: Yes. You can revoke your subscription exercise at any time until the offering period has expired. See "THE RIGHTS OFFERING -- Revocation."

Q: Can the board of trustees withdraw the rights offering?

A: Yes. The board of trustees may decide to withdraw the rights offering at any time on or before the expiration of the rights offering for any reason. If we withdraw the rights offering, any money received from subscribing shareholders will be refunded promptly, without interest. See "THE RIGHTS OFFERING -- Withdrawal and Amendment."

Q: If the rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The Subscription Agent will hold all funds it receives in respect of your basic subscription rights in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all basic subscription payments.

Q: When must I pay for subscription rights that I exercise?

A. You must submit payment for shares you subscribe for under the basic subscription rights at the time that you send in your rights certificate. If you exercise your over-subscription rights you will be notified within five business days after the expiration date of this offering of the number of shares, if any, allocated to you. You will then be obligated to send in payment for such additional shares subscribed for within five business days after such notification.

Q: What is the board of trustees' recommendation regarding the rights offering?

A: Our board of trustees is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and Winthrop Realty Trust.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q: How many common shares will be outstanding after the rights offering?

A: As of _________ ___, 2006, we had 40,418,242 common shares issued and outstanding. We expect to issue 5,220,038 shares in the rights offering and, accordingly, after the rights offering, we anticipate that we will have 45,638,280 shares outstanding if the offering is fully subscribed. Your ownership percentage of our common shares, without giving effect to common shares issuable upon conversion of Series B-1 Preferred Shares, will likely decrease as a result of the rights offering even if you exercise your rights because we are also providing subscription rights to holders of our Series B-1 Preferred Shares.

Q: What are the United States federal income tax consequences of exercising my subscription rights as a holder of common shares?

A: A holder of common shares generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. A holder of Series B-1 Preferred Shares may recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights in the offering, but should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of the rights offering and your exercise of the subscription rights. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

Q: When will I receive certificates for the shares purchased in the rights offering?

A: We will issue certificates representing shares purchased in the rights offering to you or to The Depository Trust Company on your behalf, as the case may be, as soon as practicable after the completion of the rights offering.

Q: What should I do if I have other questions or need assistance?

A: If you have other questions or need assistance, please contact MacKenzie Partners, Inc., the Information Agent for the rights offering, at the following address and telephone number:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10066
                            Telephone: (800) 322-2885

            For a more complete description of the rights offering,
                           see "THE RIGHTS OFFERING."

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                                       5

--------------------------------------------------------------------------------

                                    SUMMARY

      This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exercise your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 11 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context otherwise requires, references to "we," "us," or "Company" refer to Winthrop Realty Trust and its subsidiaries.

                                   Our Company

      We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio. Our operations are managed by our advisor, FUR Advisors LLC. Our common shares are traded on the NYSE under the symbol "FUR". We conduct our business through WRT Realty L.P., a Delaware limited partnership which we refer to as the "operating partnership". We are the sole general partner of, and own all of the limited partnership interests in the operating partnership. Our operating partnership structure, commonly referred to as an umbrella partnership real estate investment trust or "UPREIT" structure, enables us to acquire properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in our operating partnership. We believe that this structure facilitates our ability to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a seller while preserving our available cash for other purposes, including the payment of dividends and distributions.

      Our primary business is making investments in a variety of real estate related assets in three business segments: (i) operating properties; (ii) loans; and (iii) securities. In general, rather than focus on a particular type of real estate asset or a specific geographic sector, our investments will continue to be based, at least for the foreseeable future, on our assessment that a potential investment is significantly undervalued or presents an opportunity to outperform the marketplace. Additionally, we will continue to make investments in assets believed to be underperforming and in which we believe, through an infusion of capital and improved management, an appropriate return on investment can be realized. Consequently, with certain limitations, we will continue to seek to invest in or acquire most types of real estate assets or securities. Our future investments in assets leased to a single tenant or net leased assets will be made indirectly through our ownership of shares in Newkirk Realty Trust, Inc. (NYSE:NKT)

      Our principal executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507, our telephone number is (617) 570-4614 and our Internet address is www.winthropreit.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

                               The Rights Offering

      Further details concerning this part of the summary are set forth under "THE RIGHTS OFFERING." Only holders of record of our common shares and Series B-1 Preferred Shares on the record date stated below may exercise rights.

Securities Offered               We are distributing to you, at no charge, one
                                 non-transferable subscription right for every
                                 12 common shares that you owned (or in the case
                                 of Series B-1 Preferred Shares, one
                                 subscription right for every 12 common shares
                                 issuable upon conversion) at 5:00 p.m., New
                                 York City time, on          , 2006, either as a
                                 holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. We will not distribute any fractional subscription rights but will round down the number of subscription rights you receive to the nearest whole number.

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                                       6
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Subscription Rights              Each subscription right entitles you to
                                 purchase one common share upon payment of the subscription price.

Record Date                             , 2006 at 5:00 p.m., New York City time.
                                 Only holders of our common shares or Series B-1 Preferred Shares as of the record date will receive rights to subscribe for shares in the rights offering.

Expiration Date                  The rights expire on       , 2006 at 5:00 p.m.,
                                 New York City time. Rights not exercised by the expiration of the rights offering will be null and void. We have the option, in our sole discretion, to extend the expiration of the rights offering for any reason, for a period not to exceed 30 business days.

Subscription Price               $     per share, payable in cash. You must make
                                 payment for shares subscribed for under the basic subscription rights at the time that you submit your subscription rights.

Over-subscription Rights         If you fully exercise your basic subscription
                                 rights, the over-subscription rights entitle you to subscribe to additional common shares at the same subscription price that applies to your basic subscription privilege.

                                 We will be able to satisfy your exercise of the over-subscription rights only if other shareholders do not elect to purchase all of the shares offered under their basic subscription rights. We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription rights. If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription rights.

                                 You do not need to send payment for the
                                 exercise of your over-subscription rights at the time you return your rights certificate. We will notify you within five business days after the expiration of this offering as to how many, if any, additional shares that you subscribed for under the over-subscription privilege have been allocated to you. You will then be obligated to send in full payment for such additional shares within five business days of such notification.

Effect of Ownership Limitation   To help maintain our status as a real estate
                                 investment trust (REIT), our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares.

                                 If the offering is fully subscribed and you only exercise your basic subscription rights, your percentage ownership interest in us will neither increase nor decrease. However, if you exercise your over-subscription rights or if you only exercise your basic subscription rights and the offering is not fully subscribed, your ownership percentage will increase. If you fail to exercise all or a portion of your subscription rights and the offering is fully subscribed, your ownership percentage in us will decrease. We intend to grant waivers from our 9.8% limitation to any holder that exceeds the limit as a result of its exercise of over-subscription rights and requests a waiver from us by checking the "9.8% Waiver Request" box on the rights subscription certificate, provided doing so does not jeopardize our REIT status and such holder enters into an ownership limitation waiver agreement in a form that is reasonably satisfactory to us. Ownership limitation waiver agreements are designed to ensure that we preserve our status as a REIT. For example,

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                                       7
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                                 such agreements will not permit a holder's
                                 ownership of our outstanding common shares in excess of the 9.8% limitation to cause us to become "closely held" in violation of one of the requirements for REIT status. In order for us to qualify as a REIT under the Code, not more than 50% (by value) of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). We have previously granted exemptions to our ownership limitation to certain purchasers of our Series B-1 Preferred Shares. Those exemptions allow these holders of Series B-1 Preferred Shares to fully subscribe for their basic subscription rights. We intend to grant future waivers to these holders upon execution of satisfactory ownership waiver agreements, to the extent such holders exercise their over-subscription rights, provided that doing so does not jeopardize our REIT status.

                                 The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares. For purposes of determining whether you will need to request a waiver from us you should assume that the rights offering will be fully subscribed and that there will therefore be 45,638,280 common shares outstanding following completion of this offering, plus common shares issuable upon conversion of any Series B-1 Preferred Shares that you may own. If after applying this calculation you determine that you do not need to request a waiver from us but ultimately require a waiver because not all shares offered hereby are purchased, we will still grant you a waiver even though you did not originally request one provided we can do so without jeopardizing our REIT status and you enter into an ownership waiver agreement in a form reasonably satisfactory to us.

                                 If an ownership waiver cannot be granted, any rights exercised by a holder and any common shares subscribed for by that holder through the exercise of its over-subscription rights that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering.

Subscription commitment of       We anticipate that a number of standby
standby purchasers               purchasers will purchase up to __________
                                 unsubscribed common shares. In the event that
                                 no shareholders other than our officers and
                                 trustees exercise their basic subscription
                                 privilege and the standby purchasers acquire
                                 their full commitments, the collective
                                 ownership by the standby purchasers of our
                                 common shares would increase to    % (including
                                 our preferred stock on an as-converted basis).

                                 We will agree to waive our 9.8% ownership limitation, to the extent necessary, to enable standby purchasers to satisfy their standby commitments provided that doing so does not jeopardize our REIT status and such purchaser executes a satisfactory ownership waiver agreement.

Use of proceeds                  We will use the net proceeds of this offering
                                 for general corporate purposes, which include the acquisition of additional investments and/or the repayment of outstanding indebtedness.

Non-transferability of rights    The subscription rights may not be sold,
                                 transferred or assigned, and will not be listed for trading on any stock exchange.

No board recommendation          Our board of trustees makes no recommendation
                                 to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering. For more information regarding some of the risks inherent in this rights offering, please see "RISK FACTORS" beginning on page 11.

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                                       8
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Revocation                       You can revoke your subscription exercise at
                                 any time until the offering period has expired.

Material United States federal   A holder of common shares generally should not
income tax                       recognize income or loss for federal income tax
                                 purposes in connection with the receipt or exercise of subscription rights in the rights offering. A holder of Series B-1 Preferred
                                 Shares may recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights in the offering, but should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of the rights offering and your exercise of the subscription rights. For more information, see
                                 "MATERIAL UNITED STATES FEDERAL INCOME TAX
                                 CONSIDERATIONS."

Extension, withdrawal,           We have the option, in our sole discretion, to
cancellation and cancellation    extend the rights offering  and the period for
and amendment                    exercising your subscription rights, for a
                                 period not to exceed 30 business days, although we do not presently intend to do so. Our board of trustees may cancel the rights offering in its sole discretion at any time prior to or on the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common shares). We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is cancelled, withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of this rights offering.

Procedure for exercising rights  To exercise rights, you must complete the rights certificate and deliver it to the Subscription Agent, National City Bank, together with full payment for all the basic subscription rights you elect to exercise. Alternatively, a holder may use the guaranteed delivery procedures described below. National City Bank must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

                                 You do not need to send payment for the
                                 exercise of your over-subscription rights at the time you return your rights certificate. We will notify you within five business days after the expiration of this offering as to how many, if any, additional shares that you subscribed for under the over-subscription rights have been allocated to you. You will then be obligated to send in full payment for such additional shares within five business days of such notification.

Questions                        Questions regarding the rights offering should
                                 be directed to our Information Agent, at (800)
                                 322-2885.

Shares outstanding before the    40,418,242 of our common shares were
rights offering                  outstanding as of _____, 2006.

Shares outstanding after         We anticipate that we will have 45,638,280
completion of the rights         common shares outstanding following the
offering                         completion of the rights offering if the
                                 offering is fully subscribed.

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                                       9

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Risk factors                     Shareholders considering making an investment
                                 in the rights offering should consider the risk factors described in "RISK FACTORS" beginning on page 11.

Fees and expenses                We will bear the fees and expenses relating to
                                 the rights offering.

New York Stock Exchange trading  Shares of our common stock are currently listed
symbol                           for quotation on the NYSE under the symbol
                                 "FUR".

      You should carefully consider the information under "RISK FACTORS" and all other information included in this prospectus prior to making a decision to make an investment in the rights offering.

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                                       10

                                  RISK FACTORS

      The exercise of your subscription rights for shares of our common stock involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and evaluate the following risk factors.

Risks relating to this rights offering

As a Holder of Common Shares, You May Suffer Significant Dilution of Your Percentage Ownership of Our Common Shares.

If you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering or by the standby purchasers, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. Even if the holders of our common shares choose to exercise their subscription rights in full, their percentage ownership of our common shares could still decrease because we are also providing subscription rights to holders of our Series B-1 Preferred Shares. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. If you do not exercise your basic subscription rights and the offering is fully subsribed, you will experience an 11.4% dilution in your ownership percentage of common shares and a 7.7% dilution in your ownership percentage of common shares assuming the conversion of all Series B-1 Preferred Shares.

The Subscription Rights Are Not Transferable and There is No Market For the Subscription Rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.

We May Cancel the Rights Offering.

We may unilaterally withdraw or terminate this rights offering in our discretion until the expiration of the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

To Exercise Your Subscription Rights, You Need To Act Promptly and Follow Subscription Instructions.

If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and basic subscription payments are actually received by the Subscription Agent at or prior to 5:00 p.m., New York City time,
on        , 2006, the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on the expiration date. We are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

The Subscription Price is Not a Reflection of Our Value.

The subscription price of $      per share was determined by our board of
trustees. Our board of trustees set the $ per share subscription price after considering a variety of factors discussed under "THE RIGHTS OFFERING -- Determination of Subscription Price", including the market price. The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. Our common shares may trade at prices below the subscription price after the completion of this offering, and we cannot assure you that you will be able to sell shares purchased during this
offering at a price equal to or greater than the $      per share subscription
price.

Other Risks

Our Economic Performance and the Value of Our Real Estate Assets are Subject to the Risks Incidental to the Ownership and Operation of Real Estate Properties

Our economic performance, the value of our real estate assets, both those presently held as well as future investments, and, therefore the value of an investment in us are subject to the risks normally associated with the ownership, operation and disposal of real estate properties and real estate related assets, including:

o     changes in the general and local economic climate;

o     competition from other properties;

o trends in the retail industry, in employment levels and in consumer spending patterns;

o     changes in interest rates and the availability of financing;

o the cyclical nature of the real estate industry and possible oversupply of, or reduced demand for, space in the markets in which our properties are located;

o     the attractiveness of our properties to tenants and purchasers;

o changes in market rental rates and our ability to rent space on favorable terms;

o     the bankruptcy or insolvency of tenants;

o the need to periodically renovate, repair and re-lease space and the costs thereof;

o     increases in maintenance, insurance and operating costs; and

o civil unrest, acts of terrorism, earthquakes and other natural disasters or acts of God that may result in uninsured losses.

In addition, applicable federal, state and local regulations, zoning and tax laws and potential liability under environmental and other laws may affect real estate values. Further, throughout the period that we own real property, regardless of whether a property is producing any income, we must make significant expenditures, including property taxes, maintenance costs, insurance costs and related charges and debt service. The risks associated with real estate investments may adversely affect our operating results and financial position, and therefore the funds available for distribution to you as dividends.

Ability of Our Advisor to Operate Properties Directly Affects Our Financial Condition

The underlying value of our real estate investments, the results of our operations and our ability to make distributions to our holders of beneficial interests and to pay amounts due on our indebtedness will depend on the ability of our advisor to operate our properties and manage our other investments in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of our operating and other expenses.

The Loss of Our Advisor's Key Personnel Could Harm Our Operations and Adversely Affect the Value of Our Beneficial Interests

We are dependent on the efforts of our advisor and, in particular, Michael L. Ashner, the chairman of our board of trustees and our chief executive officer, and Peter Braverman, our president as well as our other executive officers. While we believe that we could find replacements for these key personnel, the loss of their services could harm our operations and adversely affect the value of our shares of beneficial interest.

We Face a Number of Significant Issues with Respect to the Properties We Own Which May Adversely Affect our Financial Performance

      Leasing Issues. With respect to our properties, we are subject to the risk that, upon expiration, leases may not be renewed, the space may not be leased, or the terms of renewal or leasing, including the cost of required renovations, may be less favorable than the current lease terms. This risk is substantial with respect to our net lease properties as single tenants lease 100% of each property. 21 of our properties, containing an aggregate of 3,493,575 square feet of space are net leased to 7 different tenants. Leases accounting for approximately 2% of the aggregate 2005 annualized base rents from our properties, representing approximately 1% of the net rentable square feet at the properties, expire without penalty or premium through the end of 2006, and leases accounting for approximately 2% of aggregate 2005 annualized base rent from the properties, representing approximately 1% of the net rentable square feet at the properties, are scheduled to expire in 2007. Other leases grant tenants early termination rights upon payment of a termination penalty. Lease expirations will require us to locate new tenants and negotiate replacement leases with tenants. The costs for tenant improvements, tenant inducements and leasing commissions are traditionally greater than costs relating to renewal leases. If we are unable to promptly relet or renew leases for all or a substantial portion of the space subject to expiring leases, if the rental rates upon such renewal or reletting are significantly lower than expected or if our reserves for these purposes prove inadequate, our revenue and net income could be adversely affected.

      Bankruptcy of Tenant. A tenant may experience a downturn in its business, which could result in the tenant's inability to make rental payments when due. In addition, a tenant may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such tenant's lease and cause a reduction in our cash flows. If this were to occur at a net leased property, the entire property would become vacant.

We cannot evict a tenant solely because of its bankruptcy. A court, however, may authorize a tenant to reject and terminate its lease. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is unlikely that a bankrupt tenant will pay in full the amounts it owes us under a lease. The loss of rental payments from tenants could adversely affect our cash flows and operations.

In October 2005, Winn-Dixie Stores, Inc., the tenant at our Jacksonville, Florida property, elected to reject its lease in connection with its proceeding under Chapter 11 of the United States Bankruptcy Code. As a result, the property is currently vacant except for a lease with respect to approximately 175,000 square feet of the approximately 550,000 total rentable square feet at the property that is currently leased to a previous sub-tenant of Winn-Dixie.

      Tenant Concentration. With respect to the net leased properties, leases with Viacom, The Kroger Co. and Duke Energy represent approximately 48%, 21% and 18%, respectively of the total rentable square footage of the net leased properties. Accordingly, the financial weakness of any of these tenants could negatively impact our operations. However, we only own an 8% interest in the Duke Energy property.

      Competition. We face substantial competition for our targeted investments. Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to implement our investment policy. We compete with numerous other companies for investments, including other REITs, insurance companies, real estate opportunity funds, pension funds and a multitude of private investors. Many of our competitors have greater resources than we do and for this and other reasons, we may not be able to compete successfully for particular investments. We will continue to capitalize on the acquisition and investment opportunities that our advisor brings to us as a result of its acquisition experience. Through its broad experience, our advisor's senior management team has established a network of contacts and relationships, including relationships with operators, financiers, commercial real estate brokers, potential tenants and other key industry participants. In addition we believe that our advisor's significant real estate management infrastructure gives us economies of scale that provides us with a competitive advantage when bidding on investment opportunities.

The Mortgage Loans We Invest In Are Subject to Delinquency, Foreclosure and Loss

We seek to make commercial mortgage loans that may be secured by multifamily or commercial property. These loans are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix; success of tenant businesses; property management decisions; property location and condition; competition from comparable types of properties; changes in laws that increase operating expense or limit rents that may be charged; the need to address environmental contamination at the property; the occurrence of any uninsured casualty at the property; changes in national, regional or local economic conditions and/or specific industry segments; declines in regional or local real estate values; declines in regional or local rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; terrorism; social unrest; and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative affect on our anticipated return on the foreclosed mortgage loan.

Mezzanine Loans Involve Greater Risks of Loss than Senior Loans Secured by Income Producing Properties

Our investments include mezzanine loans with respect to office and mixed-use buildings. These loans are secured by a second mortgage lien or a pledge of the ownership interests of the entity that owns each of the properties. We also may make additional investments in mezzanine loans. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because if the senior lender forecloses on its debt our investment would become unsecured. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Our Investments in REIT Securities Are Subject to Specific Risks Relating to the Particular REIT Issuer of the Securities and to the General Risks of Investing in Equity Real Estate Securities

Our investments in REIT securities, such as our investment in Newkirk Realty Trust, Inc., Sizeler Property Investors Inc. and American First Apartment Investors, Inc., involve special risks. REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed herein. Our investments in REIT securities are subject to the risks described herein with respect to an investment in our equity securities, including: (i) risks generally incident to interests in real property; (ii) risks associated with the failure to maintain REIT qualification; and (iii) risks that may be presented by the type and use of a particular commercial property.

Investing in Private Companies Involves a High Degree of Risk

We have ownership interests in, and may acquire additional ownership interests in, private companies not subject to the reporting requirements of the Securities and Exchange Commission. Investments in private businesses involve a higher degree of business and financial risk, which can result in substantial losses and accordingly should be considered very speculative. There is generally no publicly available information about these private companies, and we will rely significantly on the due diligence of our advisor to obtain information in connection with our investment decisions.

We May Not Be Able to Invest Our Cash Reserves in Suitable Investments

Our cash and cash equivalents will increase by $_________ as a result of this offering. Our ability to generate increased revenues is dependent upon our ability to invest these funds in real estate related assets that will ultimately generate favorable returns.

We Have Significant Distribution Obligations to Holders of Our Preferred Stock

The provisions of our Series B-1 Preferred Shares currently require us to make annual distributions aggregating $6,500,000 before any distributions may be made on our common shares.

We May Acquire or Sell Additional Assets or Additional Properties. Our Failure or Inability to Consummate These Transactions or Manage the Results of These Transactions Could Adversely Affect Our Operations and Financial Results

We may acquire properties or acquire other real estate companies when we believe that an acquisition is consistent with our business strategies. We may not, however, succeed in consummating desired acquisitions. Also, we may not succeed in leasing newly acquired properties at rents sufficient to cover their costs of acquisition and operation. Difficulties in integrating acquisitions may prove costly or time-consuming and could consume too much of management's attention.

We May Not Be Able to Obtain Capital to Make Investments

At such time as we utilize our cash reserves, we will be dependent primarily on external financing to fund the growth of our business. This is because one of the requirements of the Code for a REIT is that it distribute 90% of its net taxable income, excluding net capital gains, to its shareholders. There is a separate requirement to distribute net capital gains or pay a corporate level tax. Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments and on conditions in the capital markets generally. We and other companies in the real estate industry have experienced limited availability of financing from time to time. Although we believe that we will be able to finance any investments we may wish to make in the foreseeable future, requisite financing may not be available on acceptable terms.

Factors That May Cause Us to Lose Our New York Stock Exchange Listing

If we were to fail to qualify as a REIT, we might lose our listing on the NYSE. Whether we would lose our NYSE listing would depend on a number of factors besides REIT status, including the number of holders of beneficial interests and amount and composition of our assets. If we were to lose our NYSE listing, we would likely try to have our common shares listed on another national securities exchange.

Future Issuances and Sales of Our Common Shares Pursuant to an Outstanding Registration Statement May Affect the Market Price of Our Common Shares

We currently have an effective "shelf" registration statement on file covering the issuance, from time to time, of up to $200 million of our common shares, preferred shares and/or debt securities. The registration statement also coves the resale by certain selling shareholders of up to 23,222,223 common shares. Any such issuance or sale of our common shares may decrease the market price of our common shares. We have also agreed to file a registration statement covering the resale of 3,522,566 common shares recently issued to one investor.

Dependence on Qualification As a REIT; Tax and Other Consequences If REIT Qualification Is Lost

Although we believe that we have been and will remain organized and have operated and will continue to operate so as to qualify as a REIT for federal income tax purposes, we cannot assure this result. Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Internal Revenue Code, which we refer to as the Code, for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we fail to maintain our qualification as a REIT and certain relief provisions do not apply, we could not deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved, and we would no longer be required to pay dividends to our shareholders. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless we were entitled to relief under the relevant statutory provisions, and thus our cash available for distribution to our shareholders would be reduced in each of those years.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to revoke the REIT election. In that event, we and our shareholders would no longer be entitled to the federal income tax benefits applicable to a REIT.

Pursuant to an agreement with Vornado Realty Trust, we may be liable to pay damages to Vornado Realty Trust in the event we fail to maintain our status as a REIT.

In Order to Maintain Our Status As a REIT, We May Be Forced To Borrow Funds During Unfavorable Market Conditions

As a REIT, we generally must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders. To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may generate taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). If we do not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year. These alternatives could increase our operating costs or diminish our levels of growth.

Liquidity of Real Estate

Real estate investments are relatively illiquid. Our ability to vary our real estate portfolio in response to changes in economic and other conditions will therefore be limited. If we decide to sell an investment, no assurance can be given that we will be able to dispose of it in the time period we desire or that the sales price of any investment will recoup or exceed the amount of our investment.

Additional Regulations Applicable to Our Properties May Require Substantial Expenditures to Ensure Compliance, Which Could Adversely Affect Cash Flows and Operating Results

Our properties are subject to various federal, state and local regulatory requirements such as local building codes and other similar regulations. If we fail to comply with these requirements, governmental authorities may impose fines on us or private litigants may be awarded damages against us.

We believe that our properties are currently in substantial compliance with all applicable regulatory requirements. New regulations or changes in existing regulations applicable to our properties, however, may require that we make substantial expenditures to ensure regulatory compliance, which would adversely affect cash flows and operating results. This risk is mitigated for our net leased properties as the lease agreements for those properties require the tenant to comply with all applicable regulatory requirements.

Environmental Liabilities

The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect our operating costs. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect our ability to borrow by using such real property as collateral. We maintain insurance related to potential environmental issues on our current and previously owned properties.

Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs") into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of our properties, we and the lessees of these properties may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our ability to pay amounts due on indebtedness and dividends to holders of beneficial interests. This risk is mitigated for our net leased properties as the lease agreements for those properties require the tenant to comply with all environmental laws and indemnify us for any loss relating to environmental liabilities.

Prior to undertaking major transactions, we hire independent environmental experts to review specific properties. We have no reason to believe that any environmental contamination or violation of any applicable law, statute, regulation or ordinance governing hazardous or toxic substances has occurred or is occurring, except for the property located in Jacksonville, Florida, previously triple-net leased to Winn Dixie. Under the terms of its lease, Winn Dixie was responsible for the remediation of petroleum related contamination encountered in the ground water during removal of underground storage tanks. However, in light of Winn-Dixie's bankruptcy, it is probable that Winn-Dixie will not honor its obligation and that we would not recover a material amount by bringing a claim against Winn-Dixie. Given the nature of the contamination at the Jacksonville property and the inclusion of a substantial portion of the costs associated with the remediation being covered by a State sponsored plan, we do not believe the costs to be borne by us would be material. Our advisor also endeavors to protect us from acquiring contaminated properties or properties with significant compliance problems by obtaining site assessments and property reports at the time of acquisition when it deems such investigations to be appropriate. There is no guarantee, however, that these measures will successfully insulate us from all such liabilities.

Uninsured and Underinsured Losses

We may not be able to insure our properties against losses of a catastrophic nature, such as terrorist acts, earthquakes and floods, because such losses are uninsurable or are not economically insurable. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by us might not be adequate to restore our economic position with respect to such property. With respect our net lease properties, under the lease agreements for such properties the tenant is required to adequately insure the property.

Inability to Refinance

We are subject to the normal risks associated with debt and preferred stock financings, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and distributions and the risk that indebtedness on our properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due, or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If we were unable to refinance the indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us, which losses could have a material adverse affect on us and our ability to pay dividends to our holders of beneficial interests and to pay amounts due on our indebtedness. Furthermore, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagor could foreclose upon the property, appoint a receiver or obtain an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to us. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements of the Code.

We Leverage Our Portfolio, Which May Adversely Affect Our Return on Our Investments and May Reduce Cash Available for Distribution

We seek to leverage our portfolio through borrowings. Our return on investments and cash available for distribution to holders of beneficial interests may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets. Our debt service payments reduce the cash available for distributions to holders of beneficial interests. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or forced sale to satisfy our debt obligations. A decrease in the value of the assets may lead to a requirement that we repay certain borrowings. We may not have the funds available to satisfy such repayments.

Rising Interest Rates

We have incurred and may in the future incur indebtedness that bears interest at variable rates. Accordingly, increases in interest rates would increase our interest costs to the extent that the related indebtedness was not protected by interest rate protection arrangements, which could have a material adverse effect on us and our ability to pay dividends to our holders of beneficial interests and to pay amounts due on our indebtedness or cause us to be in default under certain debt instruments. In addition, an increase in market interest rates may encourage holders to sell their common shares and reinvest the proceeds in higher yielding securities, which could adversely affect the market price for the common shares.

Ownership Limitations in Our Bylaws May Adversely Affect the Market Price of Our Common Shares

Our bylaws contain an ownership limitation that is designed to prohibit any transfer that would result in our being "closely-held" within the meaning of
Section 856(h) of the Code. This ownership limitation, which may be waived by our board of trustees, generally prohibits ownership, directly or indirectly, by any single stockholder of more than 9.8% of the common shares. Our board has waived this ownership limitation on a number of occasions described below under "DESCRIPTION OF OUR CAPITAL STOCK--Common Shares--Restriction on Size of Holdings". Unless the board waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights; are not considered outstanding for quorum or voting purposes; and are not be entitled to dividends, interest or any other distributions with respect to the securities. The ownership limit may have the effect of inhibiting or impeding a change of control over us or a tender offer for our common shares.

We Must Manage Our Investments In A Manner That Allows Us To Rely On An Exemption From Registration Under The Investment Company Act In Order To Avoid The Consequences Of Regulation Under That Act

We intend to operate so that we are exempt from registration as an investment company under the Investment Company Act. Therefore the assets that we may invest in, or acquire, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. The investments that we must make for us to be exempt from registration may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements included in this prospectus, including any statements in the document that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," "seeks," "approximately,"
"intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

o     the declaration or payment of distributions by us;

o     the ownership, management and operation of properties;

o potential acquisitions or dispositions of our properties, assets or other businesses;

o our policies regarding investments, acquisitions, dispositions, financings and other matters;

o     our qualification as a REIT under the Internal Revenue Code;

o     the real estate industry and real estate markets in general;

o     the availability of debt and equity financing;

o     interest rates;

o     general economic conditions;

o     supply and customer demand;

o     trends affecting us or our assets;

o the effect of acquisitions or dispositions on capitalization and financial flexibility;

o the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

o our ability, and that of our or assets and acquired properties and businesses to grow.

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this prospectus and any amendment hereof, including, without limitation, the information set forth in "RISK FACTORS" or in any risk factors in documents that are incorporated by reference in this prospectus, identifies important factors that could cause such differences. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

                                 USE OF PROCEEDS

      The maximum net proceeds to us from the sale of our common shares in this rights offering and pursuant to the standby commitments are estimated to be
approximately $[    ] million after deducting estimated offering expenses
allocable to and payable by us.

      We intend to use the net proceeds of the rights offering for general corporate purposes, including the acquisition of additional investments and the repayment of outstanding indebtedness.

                                 CAPITALIZATION

      The following table shows our capitalization as of September 30, 2005 on a historical basis (in thousands). The table also includes our capitalization on a pro forma basis assuming the completion of a fully-subscribed rights offering.

                                                                                           Pro Forma Adjustments
                                                                                           ---------------------
                                                                    Historical
                                                                   as Reported         Rights Offering (1)   Pro Forma
                                                                   -----------         -------------------   ---------
   Repurchase agreements                                          $    104,196             $                 $
   Mortgage loans payable                                              176,298
   Minority interest                                                     5,694

SHAREHOLDERS' EQUITY:
   Series A Cumulative Convertible Redeemable Preferred
     Shares of Beneficial Interest, $25 per share liquidating
     preference, 2,300,000 shares authorized, 983,082
     outstanding (2)                                                    23,131
   Series B-1 Cumulative Convertible Redeemable Preferred
     Shares of Beneficial Interest, $25 per share liquidating
     preference, 4,000,000 shares authorized and outstanding            94,316
   Common Shares of Beneficial Interest, $1 par unlimited
     authorized, 32,058,913 outstanding, respectively (3)               32,059
   Additional paid-in capital                                          210,877
   Accumulated other comprehensive income                                4,554
   Accumulated distributions in excess of net income                  (133,409)
                                                                  ------------             ------------      ------------
     Total Shareholders' Equity                                        231,528
                                                                  ------------             ------------      ------------
Total capitalization                                              $    517,716             $                 $
                                                                  ============             ============      ============

----------
(1) Based upon 5,222,038 common shares issued pursuant to this rights offering at a subscription price of $__.
(2) These shares will be redeemed on February 7, 2006 for a maximum of 4,836,763 common shares.
(3) 3,522,566 shares were issued to one investor subsequent to September 30, 2005.

                               THE RIGHTS OFFERING

      Before exercising any subscription rights, you should read carefully the information set forth under "RISK FACTORS."

Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription

Basic Subscription Rights

      We are distributing to the holders of record of our common shares and Series B-1 Preferred Shares on , 2006, at no charge, one non-transferable subscription right for every 12 common shares they own (or, in the case of the Series B-1 Preferred Shares, one subscription right for every 12 common shares issuable upon conversion). The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to purchase one of our common shares. You are not required to exercise any or all of your subscription rights.

      If, pursuant to your exercise of your subscription rights, the number of common shares you are entitled to receive would result in your receipt of fractional shares, the aggregate number of shares issued to you will be rounded down to the nearest whole number.

Over-Subscription Rights

      Holders of rights who exercise their basic subscription rights in full will have over-subscription rights, subject to the availability of shares following exercise of the basic subscription rights. The over- subscription rights entitle such rights holders to purchase, also at $_____ per share, the shares remaining available, if any, after exercise of the basic subscription rights by the other rights holders. If there are not enough common shares to satisfy all subscriptions made under the over-subscription rights, we will allocate the remaining common shares pro rata, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of common shares that over-subscribers have purchased by exercising their basic subscription rights. If there is a pro rata allocation of the remaining common shares and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription rights, then we will allocate to you only the number of shares for which you subscribed. Any remaining shares will then be allocated among holders who over-subscribed for more than their pro rata portion of the over-subscription shares in the same manner until all over-subscription shares have been allocated.

Limitation on Subscription

      To help maintain our status as a real estate investment trust (REIT), our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares. "DESCRIPTION OF CAPITAL STOCK -- Common Shares -- Restriction on Size of Holdings".

      If the offering is fully subscribed and you only exercise your basic subscription rights, your percentage ownership interest in us will neither increase nor decrease. However, if you exercise your over-subscription rights or if you only exercise your basic subscription rights and the offering is not fully subscribed, your percentage ownership will increase. If you fail to exercise all or a portion of your subscription rights and the offering is fully subscribed, your ownership percentage in us will decrease. We intend to grant waivers from our 9.8% limitation to any holder that exceeds the limit as a result of its exercise of over-subscription rights and requests a waiver from us by checking the "9.8% Waiver Request" box on the rights certificate, provided such holder enters into an ownership limitation waiver agreement in a form that is reasonably satisfactory to us. Ownership waiver agreements are designed to ensure that we preserve our status as a real estate investment trust. For example, such agreements will not permit a holder's ownership of our outstanding common shares in excess of the 9.8% limitation to cause us to become "closely held" in violation of one of the requirements for REIT status. In order for us to qualify as a REIT under the Code, not more than 50% (by value) of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities).

The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares. For purposes of determining whether you will need to request a waiver from us, you should assume that this offering will be fully subscribed and that there will therefore be 45,638,280 common shares outstanding following this offering, plus common shares issuable upon conversion of any Series B-1 Preferred Shares that you may own. If after applying this calculation you determine that you do not need to request a waiver from us but ultimately require a waiver because not all shares offered hereby are purchased, we will still grant you a waiver even though you did not originally request one provided we can do so without jeopardizing our REIT status and you enter into an ownership waiver agreement in a form reasonably satisfactory to us.

      If an ownership waiver cannot be granted, any rights exercised by a holder and any common shares subscribed for by that holder through the exercise of its over-subscription rights that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering.

      If a holder that is not granted a waiver subscribes for and, inadvertently or otherwise, is issued a number of common shares that causes that holder to go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit will be "Excess Securities" under our by-laws and therefore will not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes. See "DESCRIPTION OF CAPITAL STOCK - Common Shares - Restriction on Size of Holdings."

      Certain of the holders of our Series B-1 Preferred Shares were granted exemptions to the 9.8% ownership limit at the time they purchased their Series

B-1 Shares. See "DESCRIPTION OF CAPITAL STOCK - Common Shares - Restriction on Size of Holdings." The terms of these exemptions permit such holders to exercise their basic subscription rights in full. We intend to grant further waivers to these holders upon execution of satisfactory ownership waiver agreements, to the extent such holders exercise their over-subscription rights, provided that doing so does not jeopardize our REIT status.

Commitments of Officers and Directors

      All of our officers and directors have agreed to fully exercise basic subscription rights that they will be receiving with respect to common shares and Series B-1 Preferred Shares beneficially owned by them. These basic subscription rights cover an aggregate of 1,094,164 common shares.

Standby Commitments

      We anticipate that a number of standby purchasers listed in the table below will, subject to certain limitations, agree to purchase up to ______ unsubscribed common shares at the subscription price, subject to customary rights to terminate, including as a result of material adverse change in our business, financial condition or results of operations.

      We will agree to waive the 9.8% ownership limit to enable standby purchasers to satisfy their obligations under the standby commitments, provided that doing so does not jeopardize our REIT status and such purchaser executes a satisfactory ownership waiver agreement.

      The following is a list of the names of the standby purchasers and the number of common shares to be purchased by them pursuant to the standby commitments if the offering is not fully subscribed.

           Name                                   Number of Common Shares
           ----                                   -----------------------


Subscription Price

      The subscription price for an exercised subscription right is $       per
share.

Determination of Subscription Price

      Our board of trustees set all of the terms and conditions of the rights offering. The board of trustees makes no recommendation to you about whether you should exercise any of your subscription rights. The board of trustees considered the following factors in establishing the subscription price:

o     strategic alternatives for capital raising;

o     the anticipated financial effect of the rights offering;

o     the recent market price of our common shares;

o     the pricing of similar transactions;

o     how to incentivize participation in the rights offering;

o     our business prospects; and

o     general conditions in the securities markets.

      The $ per share subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, the future market value of our common shares, or any other established criteria for value. There can be no assurance that you will be able to sell shares purchased in this offering at a price equal
to or greater than the $     per share subscription price. On        , 2006, the
closing price of a common share on the New York Stock Exchange was $        . No
change will be made to the cash subscription price by reason of changes in the trading price of our common shares prior to the closing of the rights offering.

      The subscription price has not yet been determined but will not be less than 94% of the closing price of the common shares on the NYSE during a 5 consecutive trading day period selected by our board of trustees commencing no more than 20 trading days prior to the date on which the common shares trade ex-rights on the NYSE. The common shares will trade ex-rights on the second trading day prior to the record date.

      We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of us or our common shares. See "Risk Factors."

Expiration Date, Extensions and Termination

      We will keep the rights offering open for 20 business days. You may exercise your subscription right at any time at or before 5:00 p.m., New York
City time, on      , 2006, the expiration date for the rights offering. However, we may extend the offering period for exercising your subscription rights from time to time in our sole discretion, with such extension not to exceed 30 business days. If you do not exercise your subscription rights before the expiration of the rights offering, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

      We may, as mentioned above, extend the expiration of the rights offering from time to time by giving oral or written notice to the Subscription Agent on or before the scheduled expiration of the rights offering, for a period not to exceed 30 business days. If we elect to extend the completion of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering.

      We may unilaterally terminate or withdraw the rights offering until the expiration of the rights offering.

Reasons for the Rights Offering

      In approving the rights offering, our board of trustees carefully evaluated our need for financial flexibility and additional capital. The board also considered alternative capital raising methods that are available to us, some of which have also recently been employed by us, including, among other things, the costs and expenses associated with such methods. In conducting its analysis, the board of trustees also considered the effect on the ownership percentage of the current holders of our common shares caused by the rights offering, the pro-rata nature of a rights offering to our shareholders, the market price of our common shares and general conditions of the securities markets.

      After weighing the factors discussed above and the effect of the rights offering of generating approximately $___ million in additional capital for us, we determined to initiate this rights offering. As described in "Use of Proceeds," the proceeds of the rights offering are intended to be used for general corporate purposes including the acquisition of additional investments and the repayment of outstanding indebtedness.

Non-transferability of the Subscription Rights

      Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

      Notwithstanding the foregoing, your subscription rights may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration of the rights offering.

Withdrawal and Amendment

      We reserve the right to withdraw or terminate this rights offering at any time for any reason until the expiration of the rights offering. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

      We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

o mail notice of the amendment to all stockholders of record as of the record date; and

o if necessary, extend the expiration of the rights offering at least 10 days following the date of such amendment.

      The extension of the expiration of the rights offering will not, in and of itself, be treated as a significant amendment for these purposes. Method of Subscription -- Exercise of Subscription Rights

      You may exercise your subscription rights by delivering the following to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on , 2006, the date on which the subscription rights expire:

o your properly completed and executed rights certificate with any required supplemental documentation; and

o your full subscription price payment for each share subscribed for under your basic subscription rights.

Certificates for Common Shares

      As soon as practicable after the expiration of the rights offering, the Subscription Agent will mail to each exercising subscription rights holder of record that has validly exercised the basic subscription rights a certificate representing common shares purchased pursuant to the basic subscription rights. The Subscription Agent also will arrange for issuance through DTC of shares subscribed for by or through DTC participants. Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period so that we may make the such pro-rations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering.

How to Exercise Your Rights

      Rights holders may subscribe to purchase shares by:

      o completing and signing the rights certificate which accompanies this prospectus;

      o mailing or delivering the rights certificate to National City Bank, the Subscription Agent, at the appropriate address in the table below; and

      o sending with your rights certificate the required payment for the exercise of your basic subscription rights.

      For your convenience, a self-addressed envelope is enclosed with this Prospectus which you may use if you return the rights certificate and payment by mail.

      You should carefully read and follow those instructions. In order for a subscription to be accepted, the Subscription Agent must receive either the rights certificate or the notice of guaranteed delivery described below and payment for the shares (including clearance of personal checks used for payment) before the expiration of the subscription period.

      Rights holders are not required to pay for the shares subscribed for under the over-subscription rights when they return the subscription certificate or notice of guaranteed delivery. In order to exercise their over-subscription rights, they must exercise in full their basic rights and indicate on the rights certificate the amount of the over-subscription rights the holder wishes to exercise. Within five business days after the expiration of the subscription period, we will make such pro-rations as may be necessary to the over-subscription requests and notify each over-subscribing rights holder as to how many additional shares so subscribed for under the over-subscription rights, if any, have been allocated to such holder. The over-subscribing rights holder will then be obligated to pay for such over-subscription shares in full within five business days after such notification.

      You should make checks payable to: National City Bank, the Subscription Agent for this rights offering. You should mail or deliver checks and completed rights subscription certificates to the Subscription Agent at:

If by mail:                                 If by hand:                              If by Overnight Courier:
-----------                                 -----------                              ------------------------
National City Bank                          c/o The Depositary Trust Company         National City Bank
Corporate Actions Processing Center         Transfer Agent Drop Service              Corporate Actions Processing
P.O. Box 859208                             55 Water Street                          Center
161 Day Street Drive                        Jeanette Park Entrance                   161 Bay Street Drive
Braintree, MA 02185-9208                    New York, NY 100041                      Braintree, MA 02184

                                            or

                                            National City Bank
                                            Corporate Trust Operations
                                            3rd floor - North Annex
                                            4100 West 150th Street
                                            Cleveland, OH 44135

The Subscription Agent's facsimile number for eligible institutions only is
(216) 257-8508. The telephone number for confirmation of receipt of facsimiles is ____________.

      Any rights holder who has not submitted a properly completed rights certificate (or notice of guaranteed delivery) along with payment of the basic subscription price (including clearance of personal checks used for payment) to the Subscription Agent by 5:00 p.m., New York City time, on _____________, unless such subscription period is extended by us, shall forfeit all rights to subscribe in the rights offering.

      Funds paid by uncertified personal checks may take at least five business days to clear and such checks must clear within five days following the expiration of the subscription period in order for the required payment to have been made. Accordingly, if any rights holder wishes to pay the subscription price by means of an uncertified personal check, the rights holder is urged to make payment sufficiently in advance of the expiration of the subscription period to ensure that the payment is received and clears before that time. Rights holders are also urged to consider, any alternative payment by means of certified or cashier's check, money order or wire transfer of funds.

      If a rights holder wishes to exercise his or her subscription rights, but there is not sufficient time to deliver the subscription certificate before the time the rights expire, the holder may exercise the rights by delivering payment in full for such holder's basic subscription right along with the notice of guaranteed delivery in the form included as part of the subscription documents sent with this prospectus on or prior to the expiration date. The notice of guaranteed deliver must be guaranteed by a commercial bank, trust company or credit union having an office branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery should be mailed or delivered to the appropriate addresses set forth above.

Acceptance of Subscriptions

      We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of basic or over-subscription rights. Our determination of these questions will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

      Rights certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the Subscription Agent has any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or any other required document. Neither we nor the Subscription Agent will incur any liability for failure to give such notification.

      We reserve the right to reject any exercise of basic or over-subscription rights if the exercise does not fully comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful.

Revocation

      Any holder of subscription rights that has exercised its subscription rights may revoke such exercise prior to the expiration date of this offering. In order to effect such a revocation, a written or facsimile transmission notice of revocation must be received by the Subscription Agent, at its address set forth in this Prospectus, prior to the expiration date. Any such notice of revocation must (i) specify the name of the person who has exercised the subscription rights being revoked, (ii) identify the rights certificate(s) for which a subscription exercise is being revoked (including the certificate number or numbers and the number of common shares for which such rights certificate(s) may be exercised) and (iii) be signed by the holder in the same manner as the original signature on the rights certificate(s) previously tendered. All questions as to the validity, form and eligibility (including time of receipt thereof) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. Any rights certificate for which a right of exercise has been revoked will be deemed not to have been validly tendered for purposes of this offering and no common shares will be issued with respect thereto unless such rights certificate is validly retendered. Properly revoked rights certificates may be retendered by following the procedures described above under "How to Exercise Your Rights" at any time prior to the expiration date.

Incomplete Forms; Insufficient Payment

      If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

Notice to Beneficial Holders

      If you are a broker, a trustee or a depositary for securities who holds
common shares for the account of others at the close of business on      , 2006,
the record date for the rights offering, you should notify the respective beneficial owners of such shares on that date of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the Subscription Agent with the proper payment. If you hold common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

Beneficial Owners

      If you are a beneficial owner of common shares or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common shares directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing your Rights Certificate(s)

      You should read and follow the instructions accompanying the rights certificate(s) carefully.

      If you want to exercise your subscription rights, you should send your rights certificate(s) with your basic subscription price payment to the Subscription Agent at the addresses indicated above. A self-addressed envelope is provided with this Prospectus which you may use if you send the rights certificate and payment by mail. Do not send your rights certificate(s) or subscription price payment to us.

      YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF YOUR RIGHTS CERTIFICATE(S) WITH YOUR SUBSCRIPTION PRICE PAYMENT TO THE SUBSCRIPTION AGENT. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires.

Regulatory Limitation

      We will not be required to issue common shares to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Procedures for DTC Participants

      If you are a participant in The Depository Trust Company, or DTC, and the shares you own are held through DTC, we expect that your exercise of your basic subscription rights may be made through the facilities of DTC but not the over-subscription rights. A holder of basic subscription rights exercised through DTC may exercise the over- subscription rights in respect of the basic rights exercised by properly executing and delivering to the Subscription Agent, at or prior to the expiration of the subscription period, a DTC Participant Over-Subscription Exercise Form including a Nominee Holder Certification. Copies of the DTC Participant Over-subscription Exercise Form may be obtained from the Information Agent by calling (800) 322-2885. You will be obligated to pay for over-subscription shares within five business days after receiving notice from us as to how many (if any) shares have been allocated to you under the over-subscription rights.

Foreign or Other Stockholders Located Outside the United States

      Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such subscription rights, you must notify the Subscription Agent, and take all other steps that are necessary to exercise your subscription rights, on or prior to the expiration of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration of the rights offering, your subscription rights will expire.

No Board Recommendation

      An investment in our common shares must be made according to each investor's evaluation of its own best interests. Accordingly, our board of trustees is not making any recommendation as to whether you should exercise your subscription rights. In making the decision to exercise or not exercise your subscription rights, you must consider your own best interests. You are urged to make your decision based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks that are described under the heading "Risk Factors."

Common Shares Outstanding after the Rights Offering

      If the rights offering is fully subscribed, upon the issuance of the common shares offered in the rights offering, 45,638,280 shares of common shares will be issued and outstanding. This would represent an approximate 12.9% increase in the number of common shares on the record date for the rights offering and an approximate 8.3% increase assuming conversion of all Series B-1 Preferred Shares.

Other Matters

      We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any of our common shares from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

Fees and Expenses

      We will pay all fees charged by the Information Agent and the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we, the Information Agent nor the Subscription Agent will pay such expenses.

Issuance of Share Certificates

      Share certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration of the rights offering. Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period so that we may
(1) make the such pro-rations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering, (2) notify over-subscribing rights holders as to how many (if any) shares over-subscribed have been allocated to you and (3) receive payment for such over-subscription shares from over-subscribing holders. Our Subscription Agent, National City Bank, will deliver subscription payments to us only after consummation of this rights offering and the issuance of share certificates to our shareholders that exercised rights and the issuance through DTC of shares subscribed for through DTC. Unless you instruct otherwise in your rights certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

Information Agent

      We have appointed MacKenzie Partners, Inc. as Information Agent for the rights offering. We will pay the fees and certain expenses of the Information Agent, which we estimate will total $____. Under certain circumstances, we may indemnify the Information Agent from certain liabilities that may arise in connection with the rights offering.

Subscription Agent

      We have appointed National City Bank as Subscription Agent for the rights offering. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $______. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.

                                    IMPORTANT

      PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT
AND CLEARANCE OF PAYMENT PRIOR TO        , 2006. BECAUSE UNCERTIFIED PERSONAL
CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

If You Have Questions

      If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions as to the Use of Rights Certificates, you should contact the Information Agent at the following address and telephone number:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                            Telephone: (800) 322-2885

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of certain U.S. federal income tax consequences of the rights offering to holders of common shares and Series B-1 Preferred Shares who hold such shares as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders who are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income taxation regardless of source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

      This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders of options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

      We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, we urge each holder of our common shares and Series B-1 Preferred Shares to consult his or its own tax advisor with respect to the particular tax consequences to such holder of the rights offering and the exercise of the subscription rights, including state and local tax consequences.

Holders of Common Shares

      The federal income tax consequences to a holder of common shares on the receipt of subscription rights under the rights offering should be as follows:

      o A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

      o Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to 15% or greater of the fair market value on such date of the common shares with respect to which the subscription rights are received or (b) the holder irrevocably elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common shares to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common shares should be allocated between the common shares and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed.

      o A holder who allows the subscription rights received in the rights offering to expire should not recognize a tax loss, and the tax basis of the common shares owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common shares immediately before the receipt of the subscription rights in the rights offering.

      o A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

      o The tax basis of the common shares acquired through exercise of the subscription rights should equal the sum of the subscription price for the common shares and the holder's tax basis, if any, in the subscription rights as described above.

      o The holding period for the common shares acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

Holders of Series B-1 Preferred Shares

      The federal income tax consequences to a holder of Series B-1 Preferred Shares on the receipt of subscription rights under the rights offering should be as follows:

      o A holder should be treated as receiving a distribution in an amount equal to the fair market value of the subscription rights that it receives.

      o To the extent that the distribution is made out of our earnings and profits, it will be a taxable dividend to the holder. If the amount of the distribution received by the holder exceeds the holder's proportionate share of our earnings and profits, the excess will reduce the holder's tax basis in the Series B-1 Preferred Shares that it holds, and to the extent that the excess is greater than the holder's tax basis in its shares, it will be treated as gain from the sale of the Series B-1 Preferred Shares. If the holder has held the shares for more than one (1) year, the gain should be treated as long-term capital gain.

      o A holder's tax basis in the subscription rights that it receives should equal the fair market value of the subscription rights on the date of the distribution.

      o A holder who allows the subscription rights received in the rights offering to expire generally should recognize a capital loss, the deductibility of which would be subject to applicable tax law limitations.

      o A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

      o The tax basis of the common shares acquired through exercise of the subscription rights should equal the sum of the subscription price for the common shares and the holder's tax basis in the subscription rights as described above.

      o The holding period for the common shares acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

      Our common shares trade on the New York Stock Exchange under the symbol "FUR".

      On February 6, 2006, the last trading day prior to the initial filing of the registration statement relating to the proposed rights offering of which this prospectus forms a part, the closing price of our common shares on the New
York Stock Exchange was $5.69 per share. On       , 2006, the date prior to the
date of this Prospectus, the closing price of our common shares on the New York Stock Exchange was $_______ per share.

      The following table sets forth the high and low sales prices per common share on the New York Stock Exchange for the quarterly periods indicated:

                                                  High                     Low
                                                  ----                     ---

Year Ended December 31, 2003:
First Quarter                                     $1.78                   $1.47
Second Quarter                                    $1.89                   $1.65
Third Quarter                                     $1.89                   $1.72
Fourth Quarter                                    $2.32                   $1.76

Year Ended December 31, 2004:
First Quarter                                     $3.80                   $2.16
Second Quarter                                    $3.46                   $2.66
Third Quarter                                     $3.21                   $2.85
Fourth Quarter                                    $4.26                   $3.06

Year Ended December 31, 2005:
First Quarter                                     $4.58                   $3.55
Second Quarter                                    $4.10                   $3.51
Third Quarter                                     $4.78                   $3.50
Fourth Quarter                                    $5.85                   $4.21

The number of holders of record of our common shares as of January 30, 2006 was 1,754.

Dividends

      In order to maintain our status as a real estate investment trust (REIT), we generally must pay dividends to our common and preferred shareholders equal to at least 90% of our REIT taxable income each year, excluding taxable income. The only dividend declared on our common shares in the last three fiscal years was an $.11 per share dividend declared in the fourth quarter of 2005.

                          DESCRIPTION OF CAPITAL STOCK

Common Shares

      The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our bylaws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 40 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 40 of this prospectus.

General

      We are authorized to issue an unlimited number of common shares. As of _______ ___, 2006 there were 40,418,242 common shares outstanding. All our common shares are entitled to participate equally in any distributions thereon declared by us. Subject to the provisions of our bylaws regarding excess securities and the provisions of our preferred shares described below, each outstanding common share entitles the holder to one vote on all matters voted on by shareholders. Shareholders have no preemptive rights. The outstanding common shares are fully paid and non-assessable and have equal liquidation rights. The common shares are fully transferable except that their issuance and transfer may be regulated or restricted by us in order to assure our qualification for taxation as a REIT. See "-- Restriction on Size of Holdings." The common shares are not redeemable at our option or at the option of any shareholder. Our board of trustees is generally authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into common shares and warrants, rights or options to purchase common shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to our common shares. The issuance of additional common shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held on the second Tuesday of the fourth month following the close of each fiscal year at such place as the trustees may from time to time determine. Special meetings may be called at any time and place when ordered by a majority of the Trustees, or upon written request of the holders of not less than 25% of the outstanding common shares.

Shareholder Liability

      Our declaration of trust provides that no shareholder shall be personally liable in connection with our property or affairs, and that all persons shall look solely to our property for satisfaction of claims of any nature arising in connection with our affairs.

      Under present Ohio law, no personal liability will attach to our shareholders, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, our shareholders may in some jurisdictions other than the State of Ohio be held personally liable to the extent that such claims are not satisfied by us, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from our general assets. We carry comprehensive general liability insurance in a form typically available in the marketplace which our trustees consider adequate. To the extent our assets and insurance would be insufficient to reimburse a shareholder who has been required to pay a claim against us, the shareholder would suffer a loss. The statements in this paragraph and the previous paragraph also apply to holders of our preferred shares of beneficial interest, although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

Voting Rights

      Subject to the provisions of our bylaws regarding restrictions on transfer and ownership of common stock, you will have one vote per share on all matters submitted to a vote of shareholders. Shareholders are currently granted the right by a majority vote or a supermajority vote, as the case may be, (i) to elect trustees, (ii) to approve or disapprove certain transfers of our assets or mergers involving us, (iii) to approve or disapprove amendments to our declaration of trust, (iv) when removal is proposed by all other trustees, to approve removal of any trustee, (v) to waive the ownership limit (see "Restriction on Size of Holdings," below) if greater than a majority but less than 70% of the trustees approve such waiver and (vi) to approve our incurrence of indebtedness in excess of 831/3% of the value of our assets. We have no fixed duration and will continue indefinitely, unless terminated as provided in our declaration of trust.

      As described below under "Description of our Preferred Shares", the holders of our preferred shares have voting rights on various matters. These include the right of holders of our Series B-1 Shares to elect one trustee and an additional right to elect one-third of the trustees if we fail to comply with specific provisions of the certificate of designations for the Series B-1 Preferred Shares. We are also required to obtain the approval of preferred shareholders if we seek to take specific actions that are also described below.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares is National City Bank.

Restriction on Size of Holdings

      Our bylaws restrict beneficial or constructive ownership of our outstanding capital stock by a single person, or persons acting as a group, to 9.8% of our common shares, which limitation assumes that all securities convertible into our common shares owned by such person or group of persons have been converted. The purpose of these provisions is to protect and preserve our REIT status. For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals (as defined in the Code) at any time during the last half of our taxable year. The provision permits five persons each to acquire up to a maximum of 9.8% of our common shares, or an aggregate of 49% of the outstanding common shares, and thus, assists our trustees in protecting and preserving REIT status for tax purposes.

      Unless the board waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights; are not considered outstanding for quorum or voting purposes; and are not be entitled to dividends, interest or any other distributions with respect to the securities. Waivers or bylaw amendments have been granted or approved for (i) FUR Investors LLC which can hold up to 33% or our common and preferred shares, (ii) Kensington Investment Group, Inc. which can hold up to 3,446,622 common shares, and (iii) certain of the holders of our Series B-1 Preferred Shares. In each case we conditioned the waivers and amendments on compliance with additional requirements designed to preserve our REIT status.

      Our declaration of trust provides that the share ownership limit contained in the bylaws may be amended from time to time with the approval of either (i) 70% of the trustees then in office or (ii) a majority of the trustees then in office and the approval of at least 70% of the holders of our outstanding common shares.

Trustee Liability

      Our declaration of trust provides that our trustees will not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf. Under our declaration of trust and Ohio law respecting business trusts, trustees are not liable to us or to our shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to us and our shareholders.

Description of our Preferred Shares

      The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust, including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares, and our bylaws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 40 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 40 of this prospectus.

General

      Subject to limitations as may be prescribed by Ohio law and our bylaws and declaration of trust, our board of trustees is authorized to issue without the approval of our shareholders, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. We currently have outstanding Series B-1 Cumulative Convertible Redeemable Preferred Shares of beneficial interest, $1.00 par value, which we refer to as the Series B-1 Preferred Shares. Please see "Terms of Our Series B-1 Preferred Stock" below for more information of the terms of our Series B-1 Preferred Stock.

Terms of Our Series B-1 Preferred Shares

General

      In February and June 2005 we issued 4,000,000 of our Series B-1 Preferred Shares. The Series B-1 Preferred Shares are not listed for trading on any securities exchange or national quotation market. The following description sets forth certain general terms and provisions of the Series B-1 Preferred Shares. The statements below describing the Series B-1 Preferred Shares do not purport to be complete and are in all respects subject to, and qualified in their entirety by reference to, the respective terms and provisions of the certificate of designations authorizing the Series B-1 Preferred Shares, our declaration of trust and our bylaws. Each Series B-1 Preferred Share has a $25.00 liquidation preference.

Rank

      Our Series B-1 Preferred Shares rank on a parity with our Series B-2 Preferred Shares described below and are senior to our common shares and all other preferred stock and other equity securities as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up. We refer below to all shares ranking on a parity with our Series B-1 Preferred Shares as parity shares and all shares ranking junior to our Series B-1 Preferred Shares as junior shares.

Distributions

      Holders of our Series B-1 Preferred Shares are entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of $1.625 per share per annum which is equivalent to 6.5% of the liquidation preference per annum, or the cash distributions on our common shares into which a Series B-1 Preferred Share is convertible.

      If we fail to redeem Series B-1 Preferred Shares as described under "Redemption" below, then dividends will thereafter accrue on Series B-1 Preferred Shares at a rate 250 basis points higher than the distribution rate described above. Once we are again in compliance with our applicable obligations, the dividend rate will revert back to the rate described above.

      Distributions on our Series B-1 Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are declared. Accrued but unpaid distributions on our Series B-1 Preferred Shares do not bear interest. Holders of the Series B-1 Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

      Unless full cumulative distributions on our Series B-1 Preferred Shares have been declared and paid or declared and an amount set apart for payment for all past distribution periods and the then current distribution period, no distributions, other than in common shares or other junior shares, will be declared or paid or set aside for payment upon the common shares or any other junior shares, nor will any common shares or any other junior shares be redeemed, purchased or otherwise acquired for any consideration, or any money paid for a sinking fund for the redemption of any such shares.

      When distributions are not paid in full or set apart for payment on the Series B-1 Preferred Shares and any parity shares, all distributions declared on Series B-1 Preferred Shares and any parity shares will be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B-1 Preferred Shares and unaccumulated and unpaid on such parity shares.

Liquidation Rights

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series B-1 Preferred Shares will be entitled to receive their liquidation preference before any distribution or payment is made to the holders of any junior shares. The liquidation preference is $25.00 per share, plus an amount equal to all accrued and unpaid distributions. After payment of the liquidation preference, the holders of Series B-1 Preferred Shares will have no right to any of our remaining assets.

      If liquidating distributions have been made in full to all holders of Series B-1 Preferred Shares and all other parity shares, our remaining assets will be distributed among the holders of any other classes of junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange will not be deemed to constitute our liquidation, dissolution or winding up.

Redemption

      All Series B-1 Preferred Shares that are outstanding on February 28, 2012 will be redeemed for their liquidation preference of $25.00 per share, plus all accrued and unpaid distributions.

      In the event of a "compliance failure", which we define below, each holder of Series B-1 Preferred Shares will have the right to require us to redeem all or any portion of their Series B-1 Preferred Shares at a price per share equal to the higher of:

o the average current market price of the common shares issuable upon conversion of such holder's Series B-1 Preferred Shares over the five trading days preceding the day immediately before receipt by us of the holder's redemption election notice; and

o 150% of the liquidation preference of such Series B-1 Preferred Shares if such redemption election notice is given prior to February 28, 2008, or 110% of the liquidation preference of such Series B-1 Preferred Shares if such redemption election notice is given on or after February 28, 2008 but prior to February 28, 2010, or 100% of the liquidation preference of such Series B-1 Preferred Shares if such redemption election notice is given on or after February 28, 2010.

      The occurrence of any of the following events will be considered a "compliance failure":

      (1) the sale, lease or conveyance to a third party of substantially all our assets, our consolidation or merger with or into another entity if the holders of our voting securities do not hold a majority of the voting securities of the surviving entity or if Michael Ashner, our chief executive officer, does not continue to serve as chief executive officer or of the surviving entity, or the sale in a single transaction or series of related transactions of a majority of our issued and outstanding common shares;

      (2) the departure or termination, whether voluntarily or involuntarily, of Michael Ashner, other than in the event of his death or disability, or a breach by Mr. Ashner of his services agreement with us;

      (3) any delay in the audit of our consolidated annual financial statements for a given fiscal year for more than 180 calendar days after the end of such fiscal year;

      (4) our failure to file required reports or forms under the Sarbanes-Oxley Act of 2002; and

      (5) our failure to quality as a REIT or the delisting or our common shares by the NYSE.

      We refer to the events described above in clause (1) as a "change of control". If a change of control takes place within 12 months after the death or disability of Michael Ashner, then each holder of

      Series B-1 Preferred Shares will also have the right to require us to redeem their Series B-1 Preferred Shares at 100% or their liquidation preference.

Voting Rights

      Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series B-1 Preferred Shares have no voting rights.

      So long as at least 1,000,000 of the Series B-1 Preferred Shares are outstanding, the holders of Series B-1 Preferred Shares will be entitled to elect one trustee to serve on the board of trustees. Any trustee proposed to be elected by the holders of Series B-1 Preferred Shares must meet the requirements of the NYSE for independent directors.

      Upon the occurrence of a "governance default", which we define below, our board of trustees will be increased and the holders of Series B-1 Preferred Shares, voting as a class, will be entitled to elect additional trustees, such that the number of trustees elected by the holders of Series B-1 Preferred Shares upon the occurrence of a governance default will equal one-third of the total number of trustees. The additional trustees elected upon a governance default will serve for so long as the governance default continues. A "governance default" will have occurred if (i) we fail to declare and pay dividends on the Series B-1 Preferred Shares following payment of dividends on common shares, (ii) we default on our obligations under certain agreements we entered into with the original holders of Series B-1 Preferred Shares (see "Agreements with Initial Holders of Series B-1 Preferred Shares" below), (iii) we fail to effect any required redemption of our Series B-1 Preferred Shares (see "Redemption", above) or (iv) the aggregate fair market value of our common shares falls below $71,200,000.

      The approval of two-thirds of the outstanding Series B-1 Preferred Shares, voting as a single class, is required in order to:

o amend our declaration of trust, bylaws or the Series B-1 Preferred Shares certificate of designations to adversely affect the rights, preferences or voting power of the holders of the Series B-1 Preferred Shares;

o enter into a share exchange that affects the Series B-1 Preferred Shares, permit us to consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each Series B-1 Preferred Share remains outstanding without any adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of a Series B-1 Preferred Share except for changes that do not adversely affect the holders of the Series B-1 Preferred Shares;

o authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to or pari passu with the Series B-1 Preferred Shares as to distributions or in the distribution of assets. However, we may create additional classes of shares ranking junior to the Series B-1 Preferred Shares as to distributions or in the distribution of assets, increase the authorized number of junior shares and issue additional series of junior shares without the consent of any holder of Series B-1 Preferred Shares. We also may authorize the Series B-2 Preferred Shares without the approval of the holders of the Series B-1 Preferred Shares (see "Series B-2 Preferred Shares" below);

o     take any action that would substantially alter our business; or

o redeem or purchase common shares, parity shares or junior shares other than certain purchases of Series B-1 Preferred Shares or Series B-2 Preferred Shares, or purchases of common shares in any dividend period at an aggregate purchase price, which when added to the distributions paid on our common shares for such dividend period, does not exceed the sum of the amount paid to purchase common shares and the amount paid as distributions on the common shares for the immediately preceding dividend period. Any purchase of Series B-1 Preferred Shares and Series B-2 Preferred Shares must be made in an offer to all holders of those shares if the purchase is made at a time when the share issuable on conversion of those shares have not been registered under the Securities Act of 1933.

      In the event of a change of control referred to above under "--Redemption" or in the event of a vote of holders of common shares on a matter that relates to the potential dilution of the Series B-1 Preferred Shares, or in the event that we propose to issue common shares after September 30, 2005, and a vote of the holders of common shares is required under applicable law to effect such issuance, the Series B-1 Preferred Shares will have the right to vote with the common shares as a class on all matters on which a vote of common shares is taken, with each holder of Series B-1 Preferred Shares entitled to one vote for every common share issuable upon conversion of such holder's Series B-1 Preferred Shares. The Series B-1 Preferred Shares will not have such right on a shareholder vote taken prior to October 1, 2005 to authorize the sale of additional common shares.

Conversion Rights

      Our Series B-1 Preferred Shares are convertible, in whole or in part, at any time, unless previously redeemed, at the option of the holders, into common shares at a conversion price of $4.50 per common share which means that 5.6 common shares would be issuable for each Series B-1 Preferred Share. This conversion price is subject to adjustment as described below. See "--Conversion Price Adjustments." The right to convert Series B-1 Preferred Shares called for redemption will terminate at the close of business on the redemption date for such Series B-1 Preferred Shares.

Conversion Price Adjustments

      The conversion price is subject to adjustment upon certain events, including:

o     distributions payable in common shares;

o the issuance to all holders of common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders;

o     subdivisions, combinations and reclassifications of common shares;

o distributions to all holders of common shares of any of our capital stock, other than common shares, evidences of our indebtedness or assets, including securities, but excluding cash dividends required in order to satisfy distribution requirements to maintain our status as a REIT under
      Section 856 of the Code, and those rights, warrants and distributions referred to above;

o payment in respect of a tender or exchange offer made by us or any subsidiary of ours for common shares if the cash and value of any other consideration included in such payment per common share as determined by our board of trustees exceeds the current market price per common share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer; and

o below market issuances of common shares or securities convertible into common shares other than pursuant to certain firm commitment underwritten public offerings, or pursuant to private offerings prior to February 28, 2006.

      However, no adjustment to the conversion price will be made on account of
(i) issuances of common shares pursuant to dividend reinvestment plans, (ii) issuances of common shares upon exercise of stock options granted under certain equity compensation plans, (iii) issuances of common shares as consideration for our acquisition of real property, real estate related assets or a business, (iv) issuances of common shares in redemption of units in our operating partnership,
(v) issuances of common shares upon exercise of convertible securities that were outstanding on the date the Series B-1 Preferred Shares were issued, (vi) issuances of common shares upon conversion of Series B-1 Preferred Shares or
(vii) the issuance of Series B-2 Preferred Shares.

Mandatory Conversion

      We can require holders of Series B-1 Preferred Shares to convert their Series B-1 Preferred Shares into common shares if, at any time after February 28, 2008 (i) the market price for common shares for any consecutive 20 trading-day period beginning with the date we mail the mandatory conversion notice and ending on the 25th trading day following our mailing of the mandatory conversion notice equals or exceeds 125% of the conversion price and (ii) there exists at such time a currently effective registration statement covering the resale of common shares issuable upon conversion of Series B-1 Preferred Shares.

Restrictions on Ownership

      The certificate of designations contains certain provisions restricting the amount of our equity securities that any holder of Series B-1 Preferred Shares can own in the aggregate and restricting certain transfers of our equity securities by holders of Series B-1 Preferred Shares. The purpose of these provisions is to protect and preserve our REIT status.

      In addition, with limited exceptions, no person or persons acting as a group may beneficially own more than 9.8% of our common shares, which limitation is applied by assuming that all convertible securities, such as the Series B-1 Preferred Shares, owned by such person or group of persons have been converted.

Series B-2 Preferred Shares

      The terms of our Series B-1 Preferred Shares allow us to issue up to $25 million in liquidation preference of a new series of preferred stock on one occasion prior to March 1, 2006. Those shares, which we refer to as Series B-2 Preferred Shares, must be issued for a price not less than their liquidation preference and on terms and conditions no more favorable than those contained in our Series B-1 Preferred Shares. Series B-2 Preferred Shares would be treated as parity shares.

Agreements with Initial Holders of Series B-1 Preferred Shares

      At the time of our initial issuance of Series B-1 Preferred Shares we entered into an Investor Rights Agreement and a Registration Rights Agreement with the initial investors in Series B-1 Preferred Shares. The Investor Rights Agreement grants the investors preemptive rights with respect to future issuances of our securities, a co-investment right enabling them to participate in certain future investments we make, tag-along rights, drag-along rights in the event of a sale of substantially all of our securities and certain other rights. The Registration Rights Agreement required us to register the resale of the common shares issuable upon conversion of the Series B-1 Preferred Shares on or before February 28, 2007 (which we have done pursuant to separate registration statements) and permits the investors to participate in certain of our registered offerings.

                              PLAN OF DISTRIBUTION

      We are offering shares of our common shares pursuant to this rights offering directly to holders of our common shares and holders of our Series B-1 Series Preferred Shares on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

      We will pay the fees and expenses of National City Bank and MacKenzie Partners, Inc., as subscription agent and information agent, respectively, and have agreed to indemnify the subscription agent and the information agent from any liability it may incur in connection with this offering.

      On or about _________ ___, 2006, we will distribute the rights and copies of this prospectus to the holders of record of our common shares and Series B-1 Preferred Shares as of the record date. If you wish to exercise your rights and subscribe for new common shares, you should follow the procedures described under "THE RIGHTS OFFERING -- Procedure to Exercise Rights." The rights generally are non-transferable; please see "THE RIGHTS OFFERING -- Restrictions on Transferability of Rights."

      If any of our common shares remain unsubscribed after the rights offering, we anticipate that standby purchasers will agree to purchase, subject to certain conditions, up to _______ unsubscribed common shares at a price per share equal to the rights offering subscription price pursuant to the standby commitments. For additional details regarding the standby purchasers' standby commitments, see "THE RIGHTS OFFERING -- Standby Commitments."

      Common shares sold in this offering will, like our currently outstanding common shares, be listed on the New York Stock Exchange under the symbol "FUR".

                                     EXPERTS

      The combined financial statements and related financial statement schedule as of and for the year ended December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated upon the report of such firm given upon their authority as experts in accounting and auditing.

      The combined financial statements and related financial statement schedule of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. (the former name of Winthrop Realty Trust) and subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002 have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2004, in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

      Certain legal matters, including the legality of the securities offered hereby, have been passed upon by Hahn Loeser & Parks LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the Public

      You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

      Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com and through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

o     Annual Report on Form 10-K for the year ended December 31, 2004;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

o Current Reports on Form 8-K filed December 2, 2005, December 12, 2005, December 21, 2005, January 4, 2006, November 28, 2005, November 17, 2005, November 10, 2005 (as amended on January 20, 2006), November 3, 2005, October 26, 2005, October 7, 2005, September 13, 2005, August 9, 2005,
      June 21, 2005, July 6, 2005, May 27, 2005, May 13, 2005, April 22, 2005,
      April 1, 2005, March 23, 2005, March 18, 2005, March 3, 2005, February 18,
      2005, February 15, 2005, January 4, 2005, Amendment No. 1 to 8-K filed on July 1, 2005, and Amendments No. 1 to 8-K filed on July 1, 2005 and February 2, 2005; and

o     Our Definitive Proxy Statement on Schedule 14A dated April 6, 2005.

       You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

             Carolyn Tiffany, Secretary and Chief Operating Officer
                              Winthrop Realty Trust
                           7 Bulfinch Place, Suite 500
                                Boston, MA 02114
                                 (617) 570-4614

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

      Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

      The date of this prospectus is ___________ __, _____.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee:

      Securities and Exchange Commission registration fee           $3,173
      Subscription Agent and Information Agent Fees                      *
      NYSE Listing Fee                                                   *
      Printing and engraving costs                                       *
      Accounting fees and expense                                        *
      Legal fees and expenses                                            *
      Miscellaneous                                                      *
                                                                    ------
      TOTAL                                                         $

----------
*     To be provided by amendment.

Item 15. Indemnification of Trustees and Officers.

      Pursuant to Article III, Section 3.3 of our Amended and Restated Declaration of Trust, each trustee, officer, employee and agent of the registrant is entitled to indemnification for any loss, cost, liability or obligation in connection with our property or affairs except for his own acts as constitute bad faith, willful misfeasance or willful disregard of his duties.

      We have acquired insurance indemnifying our trustees and officers in certain cases and with certain deductible limitations.

Item 16. Exhibits.

      The following exhibits are included as part of this Registration
Statement:

   Exhibit
   Number                               Description
------------   -----------------------------------------------------------------

    3.1        Bylaws of Registrant, as restated through November 8, 2005 (a)

    3.2 Amended and Restated Declaration of Trust, as amended through November 16, 1999 (b)

    3.3 Certificate of Amendment to Amended and Restated Declaration of Trust as of March 6, 2001 (c)

    3.4        Amendments to Amended and Restated Declaration of Trust (d)

    4.1        Form of Certificate for Shares of Beneficial Interest (e)

    4.2 Agreement of Limited Partnership of Newkirk Realty LP (formerly First Union REIT L.P.), dated as of January 1, 2005 (f)

    4.3 Certificate of Designations relating to Registrant's Series B-1 Cumulative Convertible Redeemable Shares of Beneficial Interest
               (g)

    4.4        Form of Rights Certificate

    * 5 Opinion of Hahn Loeser & Parks LLP regarding legality of securities being registered

    23.1       Consent of Deloitte & Touche LLP

   Exhibit
   Number                               Description
------------   -----------------------------------------------------------------

    23.2       Consent of KPMG LLP

    99.1       Form of Instructions as to Use of Rights Certificate

    99.2       Form of Notice of Guaranteed Delivery for Rights Certificate

    99.3 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees

    99.4 Form of Letter to Clients of Security Holders who are Beneficial Holders and Instruction Owner Form

    99.5       Form of Nominee Holder Certification Form

----------
*     To be filed by amendment.

(a) Incorporated by reference to the Registrant's Form 8-K dated November 10, 2005.
(b)   Incorporated by reference to the Registrant's 1999 Form 10-K.
(c)   Incorporated by reference to the Registrant's 2000 Form 10-K.
(d)   Incorporated by reference to the Registrant's March 31, 2004 Form 10-Q.
(e) Incorporated by reference to the Registrant's Registration Statement on Form S-3 No. 33-2818.
(f)   Incorporated by reference to the Registrant's Form 8-K dated January 1,
      2004.
(g)   Incorporated by reference to the Registrant's Form 8-K dated June 21,
      2005.

      All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant undertakes to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be purchased by the standby purchasers.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, State of Massachusetts, on February 6, 2006.

                                                WINTHROP REALTY TRUST


                                                By: /s/ Michael L. Ashner
                                                    ----------------------------
                                                    Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                         Title                        Date
       ---------                         -----                        ----


/s/ Michael L. Ashner         Trustee and Chief Executive       February 6, 2006
---------------------------   Officer
Michael L. Ashner


/s/ Peter Braverman           Trustee and President             February 6, 2006
---------------------------
Peter Braverman


/s/ Thomas Staples            Chief Financial Officer           February 6, 2006
---------------------------
Thomas Staples


/s/ Bruce Berkowitz           Trustee                           February 6, 2006
---------------------------
Bruce Berkowitz


/s/ Arthur Blasberg, Jr.      Trustee                           February 6, 2006
---------------------------
Arthur Blasberg, Jr.


/s/ Steven Mandis             Trustee                           February 6, 2006
---------------------------
Steven Mandis


/s/ Talton Embry              Trustee                           February 6, 2006
---------------------------
Talton Embry


/s/ Howard Goldberg           Trustee                           February 6, 2006
---------------------------
Howard Goldberg